UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2005

GTC BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	0-21794 (Commission File Number)	04-3186494 (IRS Employer Identification No.)
175 CROSSING BOULEVARD FRAMINGHAM, MASSACHUSETTS 01702 (Address of Principal Executive Offices) (Zip Code)
(508) 620-9700 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

      On December 22, 2005, in anticipation of the effective date of Statement of Financial Accounting Standards No. 123(R) (Share-Based Payment) the Compensation Committee of the Board of Directors of GTC Biotherapeutics, Inc. (the “Company”) approved the acceleration of vesting of certain unvested “out-of-the-money” stock options held by current employees as of December 22, 2005, including executive officers. For this purpose, a stock option was considered “out-of-the-money” if the option exercise price was greater than $3.75 per share. The closing price of the Company’s common stock on December 22, 2005, the date the Compensation Committee approved the acceleration of vesting of “out-of-the-money” options, was $1.62. All other terms and conditions of these “out-of-the-money” options remain unchanged. These actions were taken in accordance with the applicable provisions of the Company’s 1993 and 2002 Equity Incentive Plans. No stock options held by non-employee directors were accelerated in this action.

The purpose of the acceleration is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of operations, upon effectiveness of the application of SFAS No. 123(R), which the Company will adopt effective as of January 1, 2006. The pre-tax charge estimated by the Company to be avoided as a result of the acceleration amounts to approximately $1.1 million over the course of the original vesting periods, which on average is approximately 1.5 years from the effective date of the acceleration.  The avoided estimated pre-tax charge is $0.7 million in 2006, $0.3 million in 2007 and $0.1 million in 2008. The Compensation Committee also believes that because the options that have been accelerated have exercise prices well in excess of the current market value of the Company’s common stock, the options have more limited perceived value to employees and are not fully achieving their original objective of incentive compensation and employee retention.

As a result of the acceleration of vesting, options to purchase approximately 372,000 shares of Company common stock (which represents approximately 8.4% of the Company’s currently outstanding stock options) became exercisable immediately. The accelerated options have exercise prices ranging from $3.80 to $5.90 per share. The weighted average exercise price of the accelerated options is $3.92 per share.

Executive officers of the Company hold options for 173,000 of the accelerated option shares. As a condition to the acceleration of options held by an executive officer, the executive officer will be required to deliver a lock-up agreement before they can exercise any of the accelerated options. Under the lock-up agreement, the executive officer will agree to refrain from selling common stock acquired upon the exercise of accelerated options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option’s pre-acceleration vesting terms or, if earlier, the executive officer’s last day of employment or the date of a “change in control” of the Company under any agreement between the executive officer and the Company if the Underwater Options would have otherwise been accelerated under the terms of that agreement.   The form of the lock-up agreement is attached hereto as Exhibit 10.1.

The table below sets forth information regarding accelerated option shares held by executive officers of the Company.

Executive Officer	Title	Number of Accelerated Option Shares
Geoffrey Cox	Chairman and CEO	70,000
John Green	Senior VP and CFO	25,000
Gregory Liposky	Senior VP of Operations	31,000
Harry Meade	Senior VP of R&D	25,000
Daniel Woloshen	Senior VP and General Counsel	22,000

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Form of Lock-Up Agreement dated December __, 2005 between the Company and each of its executive officers. Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    GTC BIOTHERAPEUTICS, INC.

Dated: December 22, 2005                            By: /s/ John B. Green
                                                                   John B. Green
                  Senior Vice President and
                  Chief Financial Officer

Exhibit No.	Exhibit Index

10.1	Form of Lock-Up Agreement dated December __, 2005 between the Company and each of its executive officers. Filed herewith.